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                                 EXHIBIT 99.1

WITHDRAWAL OF MOTION TO ENJOIN CLOSING OF MERGER

EXTENSION OF TERMINATION DATE OF BTG MERGER TO FEBRUARY 6, 1998

VALLEY COTTAGE, N.Y.--January 9, 1998--Micros-to-Mainframes, Inc. ("M-T-M") [NASDAQ: MTMC], and BTG, Inc. ("BTG") [NASDAQ: BTGI], today announced the following:

On January 5, 1998, shareholders of M-T-M approved the transaction (the "Transaction") whereby M-T-M would become a wholly-owned subsidiary of BTG, Inc. ("BTG"). Over 72% of the outstanding shares of M-T-M were voted in favor of the Transaction and less than 1% voted against the Transaction.

On January 6, 1998, attorneys for M-T-M and the class action plaintiff appeared in New York State Supreme Court. Plaintiff withdrew her motion to seek an injunction to prevent the closing of the Transaction. Instead, the attorneys informed the court that an agreement in principle has been reached to settle the class action lawsuit. Settlement papers will be prepared and submitted to the court for its approval. All of M-T-M's shareholders will be given formal notice of the settlement after it is submitted to the court. Irrespective of the settlement, M-T-M believes that there is no merit to any of the allegations made by the plaintiff. M-T-M does not believe that such settlement will have a material adverse effect on the Transaction or on the results of operations or financial condition of M-T-M or BTG.

On January 8, 1998, M-T-M and BTG agreed to extend the date by which the Transaction is to be consummated from January 9, 1998, until February 6, 1998, in order for BTG to conclude its arrangement for financing the Transaction.

Micros-to-Mainframes is a single source provider of advanced technology solutions, communications products and Internet development services. BTG is a provider of information technology services and products to government and commercial clients. BTG specializes in systems engineering, integration and network systems, Internet/Intranet services, community networks, custom computer manufacturing, and the reselling of hardware, software and services.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from



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those set forth in or implied by forward-looking statements. These risks and uncertainties include the Company's entry into new commercial businesses, the risk of obtaining financing, and other risks described in the Company's Securities and Exchange Commission filings.

CONTACT:

Micros-To-Mainframes
Steven Rothman
Telephone:  (914) 268-5000
Telecopy:  (914) 268-9695